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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of SatCon Technology Corporation on Amendment No. 5 to Form S-3 of our report dated March 9, 2001 appearing in Satcon Technology Corporation's Amendment No. 2 to Form 10-K for the year ended September 30, 2000, on the financial statements of Beacon Power Corporation as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 and the period from May 8, 1997 (date of inception) to December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 14, 2001